     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1997
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    Form S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ASCEND COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

                             ---------------------

          DELAWARE                                7373                  94-3092033
(State or other jurisdiction of      (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)          Classification Number)      Identification No.)

                            1701 HARBOR BAY PARKWAY
                           ALAMEDA, CALIFORNIA 94502
                                 (510) 769-6001
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             ---------------------

                                ROBERT K. DAHL
                          VICE PRESIDENT FINANCE AND
                            CHIEF FINANCIAL OFFICER
                          ASCEND COMMUNICATIONS, INC.
                               ONE ASCEND PLAZA
                            1701 HARBOR BAY PARKWAY
                           ALAMEDA, CALIFORNIA 94502
                                (510) 769-6001
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)

                                   Copy to:
                 THOMAS W. FURLONG, ESQ. & WILLIAM A. RODONI, ESQ.
                         Gray Cary Ware & Freidenrich
                          A Professional Corporation
                              400 Hamilton Avenue
                              Palo Alto, CA 94301
                                (415) 328-6561

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
   TITLE OF EACH CLASS OF         AMOUNT TO BE       PROPOSED MAXIMUM          PROPOSED MAXIMUM        AMOUNT OF REGISTRATION
 SECURITIES TO BE REGISTERED       REGISTERED       OFFERING PRICE PER        AGGREGATE OFFERING                FEE
                                                        SHARE(1)                   PRICE(1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value)..  320,001 shares       $47.88                    $15,321,648                 $4,643
===================================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee and based on the average of the high and low prices of the Common Stock of Ascend Communications, Inc. as reported on The Nasdaq National Market on July 28, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OF AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

SUBJECT TO COMPLETION DATED AUGUST 4, 1997

                                320,001 SHARES

                          ASCEND COMMUNICATIONS, INC.

                                  COMMON STOCK

          The 320,001 shares (the "Shares") of Common Stock of Ascend Communications, Inc., a Delaware corporation ("Ascend" or the "Company") offered by this Prospectus were issued in connection with the merger of Ascend Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Ascend ("Sub") with and into StonyBrook Services Inc., a New York corporation ("StonyBrook"), which was consummated on December 27, 1996 (the "StonyBrook Merger"), and the exercise of options assumed by Ascend in connection with the StonyBrook Merger. The Shares may be sold from time to time by or on behalf of certain former shareholders and option holders of StonyBrook (the "Selling Stockholders") who are described in this Prospectus under "Selling Stockholders." As part of the StonyBrook Merger, the Company has agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"). The Company has also agreed to use its best efforts to cause the registration statement covering the Shares to remain effective until the earlier of (i) December 27, 1998, (ii) the date on which the Selling Stockholders can sell all the Shares pursuant to Rule 144 of the Securities Act, or (iii) when all the Shares have been resold pursuant to Rule 144 or an effective registration statement. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Use of Proceeds."

  The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares from time to time in The Nasdaq National Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify in certain circumstances the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.
See "Plan of Distribution."

  The Company will bear all out-of-pocket expenses incurred in connection with the registration of the Shares, including, without limitation, all registration and filing fees imposed by the Securities and Exchange Commission (the "Commission"), the National Association of Securities Dealers ("NASD") and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of the Company's outside counsel and independent accountants and a single counsel for all of the Selling Stockholders, but excluding underwriting discounts and commissions and transfer or other taxes and other costs and expenses incident to the offering and sale of the shares to the public which shall be borne by the Selling Stockholders.

  THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.

  The Company's Common Stock is quoted on The Nasdaq National Market. On July 28, 1997, the last sales price of the Company's Common Stock as reported on The Nasdaq National Market was $47.88.

                        ________________________________

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR INFORMATION THAT SHOULD BE
       CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                        ________________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION  NOR  HAS  THE  SECURITIES  AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                  UPON  THE  ACCURACY  OR  ADEQUACY  OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                        ________________________________

               The date of this Prospectus is August __, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Ascend's Common Stock is traded on The Nasdaq National Market. Reports and other information concerning Ascend can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http:\\www.sec.gov.

     The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

1. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on March 31, 1994;

2. Ascend Communications, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996;

3. Ascend Communications, Inc.'s Quarterly Report on Form 10-Q for the three month period ended March 31, 1997;

4. Reports on Form 8-K dated January 31, 1997, April 8, 1997, July 11, 1997 and July 30, 1997;

5. Ascend Communications, Inc.'s Registration Statement on Form S-4 filed on April 22, 1997;

6. Cascade Communications Corp. Annual Report on Form 10K for the year ended December 31, 1996; and

7. Cascade Communications Corp. Quarterly Report on Form 10Q for the three month period ended March 31, 1997.

     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than any exhibits thereto). Requests for such documents should be directed to Ascend Communications, Inc. at One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California 94502 (telephone number (510) 769-6001), Attn:
Investor Relations.

                                  THE COMPANY

     Ascend develops, manufactures, markets, sells and supports a broad range of high-speed integrated remote networking products that enable its customers to build: ("POP") termination equipment for Internet service providers ("ISPs") and remote site Internet access equipment for Internet subscribers; (ii) high speed Internet Protocol ("IP"), Frame Relay and Asynchronous Transfer Mode ("ATM") switches for application in telecommunications carriers and ISP backbone networks; (iii) extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users; and (iv) videoconferencing and multimedia access facilities. These products support existing digital and analog networks.

     Ascend has four product families, each of which is focused on a major application segment: MAX products for wide area network ("WAN") access to corporate backbone networks, Internet access in POPs and multimedia access facilities; GRF and the Cascade products for high performance IP, Frame Relay and ATM switching in Internet and carrier backbone networks; Pipeline and NetWarp products for telecommuting, remote office access and Internet access by individual sites or users; and Multiband products for videoconferencing and multimedia networks. Ascend's products offer integrated security and network management functionality. These products support a wide variety of application interfaces, switched digital services, digital modem services and digital and analog access line types. This wide range of connectivity and interoperability options significantly increases the number of telecommunication carrier, ISP POP, corporate and individual sites that can benefit from Ascend's products. Ascend's products are distributed and serviced globally and Ascend maintains marketing and sales relationships with ISPs, including UUNET, PSI, BBN, MCI, Demon Internet (UK) and IIJ (Japan), with major telecommunications carriers, including AT&T, Sprint, MCI, GTE, Pacific Bell, Southwestern Bell, British Telecom, France Telecom, Deutsche Telecom and NTT in Japan, with video equipment providers, including Compression Labs, PictureTel and VTEL, and with value-added resellers and distributors throughout the world. See "Information Concerning Ascend--Business."

     On December 27, 1996, Ascend completed the StonyBrook Merger. As a result of the StonyBrook Merger, StonyBrook became a wholly-owned subsidiary of the Company. The Merger was treated as a pooling of interests for accounting and financial reporting purposes. Upon consummation of the StonyBrook Merger, the Company issued approximately 290,490 shares of its Common Stock (29,049 of which are subject to an escrow) and assumed outstanding options which in January 1997 were exercised for an additional 189,501 shares of Ascend Common Stock (18,950 of which are subject to an escrow).

     In April 1997, Ascend acquired Whitetree, Inc. ("Whitetree"), a privately held developer and supplier of high-speed LAN switching products based on Ethernet and ATM technology. As a result of this acquisition, Whitetree became a wholly-owned subsidiary of Ascend. Ascend issued approximately 1,315,000 shares of Ascend Common Stock in exchange for all the outstanding shares of Whitetree. In addition, Ascend assumed all outstanding Whitetree stock options to purchase approximately 99,000 shares of Ascend Common Stock. The combination was accounted for as a pooling of interests.

     On June 30, 1997, Ascend acquired Cascade Communications Corp. ("Cascade"), a leading provider of high performance, multi-service wide area network switches that enable public service providers and private network managers to provide cost-effective, high-speed data, video and voice communications services to end users. As a result of the acquisition, Cascade became a wholly-owned subsidiary of Ascend. Ascend issued approximately 66 million shares of Ascend Common Stock in exchange for all the outstanding shares of Cascade. In addition, Ascend assumed all outstanding Cascade stock options to purchase approximately 9 million shares of Ascend Common Stock. This combination was accounted for as a pooling of interests.

     The principal executive offices of Ascend are located at One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California 94502 and its telephone number at that location is (510) 769-6001.

                                  RISK FACTORS

     The following risk factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements as a result of a variety of factors, including those set forth below and elsewhere in this Prospectus.


     Integration of Operations and Technologies of Ascend and Cascade.
     ----------------------------------------------------------------
Achieving the anticipated benefits of the combination of Ascend and Cascade will depend in part upon whether the integration of Ascend's and Cascade's businesses is accomplished in an efficient and effective manner, and there can be no assurance as to the extent that this will occur, if at all. The combination of the two companies will require, among other things, integration of the companies' respective products, technologies, management information systems, distribution channels and key personnel and the coordination of their sales, marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully, if at all. If significant difficulties are encountered in the integration of the existing products or technologies or the development of new products and technologies, resources could be diverted from new product development, and delays in new product introductions could occur. Successful integration of the two companies' sales and marketing organizations will require the sales and marketing personnel of each company to learn about the often technically-complex products, services and technologies of the other company. As compared to Ascend, Cascade's product lines have traditionally experienced longer, more complex sales cycles. There can be no assurance that the combined company will be able to take full advantage of the combined sales forces' efforts. The difficulties of integrating Ascend and Cascade may be increased by the necessity of coordinating organizations with distinct cultures and widely dispersed operations. Ascend and a majority of its employees are located in California, while Cascade and a majority of its employees are located in Massachusetts. The integration of operations and technologies following the combination will require the dedication of management and other personnel which may distract their attention from the day-to-day business of the combined company, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities. Failure to successfully accomplish the integration and development of the two companies' operations and technologies would likely have a material adverse effect on the combined company's business, financial condition and results of operations. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, aggressive competitors may undertake initiatives to attract customers through various incentives which could have a material adverse effect on the business, results of operations and financial conditions of Ascend, Cascade and/or the combined company. See Ascend's Registration Statement on Form S-4 as filed with the Securities Exchange Commission on April 22, 1997.

  Fluctuations in Quarterly Operating Results. Ascend has experienced rapid
  -------------------------------------------
quarterly growth in net sales principally due to the emergence of markets for WAN switching and remote access products, increased market acceptance of their products and the expansion of their product lines and distribution channels. Due to the rapidly changing nature of the markets for Ascend's products, as well as the likelihood of increased competition, there can be no assurance that Ascend's rate of growth in net sales will continue or that Ascend will be able to sustain profitability in the future. Ascend's quarterly operating results may be affected by a wide variety of factors, including competition, the mix of products sold, the mix of distribution channels employed, success in developing, introducing and shipping new products, price reductions for products, changes in the levels of inventory held by third party resellers, the timing of orders from and shipments to customers, seasonality and general economic conditions. A significant portion of Ascend's revenues in prior periods has been derived from relatively large sales to a limited number of customers, and therefore the failure of Ascend to secure expected large sales may have a material adverse impact on the results of operations of the combined company. Ascend expects that its gross margins could be adversely affected in future periods by price adjustments as a result of increased competition. Ascend also expects that its gross margins could be adversely affected in future periods by increased sales of its Pipeline products as a percentage of net sales. These products have lower gross margins than Ascend's other products. In addition, Ascend's use of third parties to distribute its products to certain end-user customers may adversely affect its gross margins. Quarterly sales and operating results of Ascend will generally depend on the volume and timing of and ability to fulfill orders received within the quarter, which are difficult to forecast. In recent quarters, a substantial portion of Ascend's revenue resulted from orders and shipments during the latter part of the quarter. Significant portions of Ascend's expense levels are relatively fixed in advance based in large part on its forecasts of future sales. If sales are below expectations in any given quarter, the adverse impact of the shortfall on the operating results of Ascend may be magnified to the extent Ascend is unable to adjust spending to compensate for the shortfall. Ascend may also increase spending in response to competition or to pursue new market opportunities. Accordingly, there can be no assurance that Ascend will be able to sustain profitability in the future, particularly on a quarter-to-quarter basis.

  Dependence on the Internet Market; Internet Product and Customer
  ----------------------------------------------------------------
Concentration. The recent growth in Ascend's net sales, to a certain extent,
-------------
has been attributable to the use of its products in connection with the Internet and Intranets. Sales of Ascend's MAX products, which are used as POP call concentration devices by ISPs, accounted for approximately 87%, 82%, 63% and 26% of Ascend's net sales in the first quarter ended March 31, 1997 and in the fiscal years ended 1996, 1995 and 1994, respectively. Similarly, sales of Ascend's Pipeline products, which are used for Internet and Intranet access by service subscribers, were approximately 6%, 12%, 20% and 10% of net sales in the first quarter ended March 31, 1997 and in the fiscal years ended 1996, 1995 and 1994, respectively. Revenue from Cascade's Frame Relay and ATM switching products (principally, the B-STDX 9000 and CBX 500), which are used by ISPs and public service providers as wide area data network switching devices, have represented substantially all of Cascade's revenue since January 1, 1996. The market for Internet and Intranet access and switching products is new and evolving, and it is difficult to predict its size or future growth rate. Sales of the MAX and Pipeline products and of the B-STDX 9000 and CBX 500 products by Ascend will likely depend in large part upon the continued growth in demand for Internet and Intranet access and networks, sustained adoption by end-user customers of the Internet for commerce and communication and continued acceptance of Ascend's products. There can be no assurance that this industry and infrastructure will continue to develop, that this adoption will occur or that acceptance of Ascend's products will continue. Ascend believes that competition in these markets will increase significantly in the future. Any adverse development regarding the Internet access industry, the data network equipment market, adoption of the Internet or acceptance of Ascend's products could adversely affect Ascend's business, results of operations and financial condition. In North America, Ascend sells a substantial percentage of its products, particularly its MAX products, to ISPs. Sales to ISPs accounted for approximately 20% and 21% of Ascend's net sales in 1996 and 1995, respectively. Sales to one of these ISPs, UUNET, accounted for approximately 24%, 7% and 11% of net sales in the first quarter ended March 31, 1997 and in the fiscal years ended 1996 and 1995, respectively. Sales to another of these ISPs, BBN, accounted for approximately 12% of net sales in the first quarter ended March 31, 1997. Cascade sales were concentrated among ISPs and public service providers. The level of sales, if any, to any particular ISP or public service provider may vary considerably from period to period. Accordingly, there can be no assurance that sales by Ascend to these entities, individually or as a group, will equal or exceed historical levels of Ascend and Cascade in any future period. Any development that would result in a substantial decrease or delay in sales to one or more of these entities, including actions by competitors, technological changes or regulation affecting the growth of network infrastructure, could have a material adverse effect on Ascend's business, results of operations and financial condition.

  Developing Markets; Market Acceptance of Products. Market acceptance of
  -------------------------------------------------
Ascend's products for applications other than Internet and Intranet access and switching is important to the success of Ascend. Specifically, some of Ascend's products are targeted at access to corporate backbone networks and local area networks ("LANs") by remote offices, telecommuters and mobile users, and videoconferencing and multimedia access facilities, while other Ascend products are targeted at switching within the public carrier and corporate backbone networks. Ascend's success in generating significant sales in these emerging markets will depend in part on its ability to educate users about the benefits of its technologies and to develop effective distribution channels to address these markets. These markets are diverse and rapidly evolving, and it is difficult to predict their potential size or future growth rate. Moreover, Ascend's limited resources relative to certain of its competitors may restrict its ability to remain current with respect to developments in these markets and to effectively pursue marketing activities in multiple markets simultaneously. Accordingly, there can be no assurance that Ascend's products will be widely accepted in these new markets or that Ascend will be able to identify additional markets. The inability of Ascend to continue to penetrate the various markets for its products or to successfully expand the markets for its products would have a material adverse effect on Ascend's business, results of operations and financial condition.

  Integration of Recent Acquisitions. Ascend has completed several
  ----------------------------------
acquisitions of businesses, products and technologies since the beginning of 1995. These include the acquisition by Ascend of Morning Star Technologies, Inc., NetStar, Inc., Subspace Communications, Incorporated and StonyBrook, which were completed in 1996, InterCon Systems Corporation, which was completed in February 1997, Whitetree, which was completed in April 1997 and Cascade, which was completed in June 1997. Cascade acquired Arris Networks, Inc. in 1996 and Sahara, Inc. in January 1997. Ascend may acquire additional businesses, products or technologies in the future, although there are no agreements with respect to such transactions as of the date of this Prospectus. Achieving the anticipated benefits of past and future acquisition transactions will depend in part upon whether the integration of the acquired companies' businesses with Ascend's business is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The combination of Ascend with such acquired companies will require, among other things, integration of the companies' respective products, technologies, management information systems, distribution channels and key personnel and coordination of their research and development, sales and marketing and financial reporting efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. If significant difficulties are encountered in the integration of the existing product lines and technology, resources could be diverted from new product development, and delays in new product introductions could occur. The integration of product lines could also cause confusion or dissatisfaction among existing customers of Ascend and the acquired companies. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. The integration of certain operations following an acquisition will require the dedication of management and other personnel which may distract their attention from the day-to-day business of Ascend. Failure to accomplish successfully the integration of the operations of Ascend with the operations of the acquired companies could have a material adverse effect on Ascend's business, financial condition or results of operations.

  New Product Development and Timely Introduction of New and Enhanced
  -------------------------------------------------------------------
Products. The markets for Ascend's products are characterized by rapidly
--------
changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Inherent in the product development process are a number of risks. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also may require Ascend to manage the transition from older products in order to minimize disruption in customer ordering patterns, to avoid excessive levels of older product inventories and to ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that Ascend will successfully develop, introduce or manage the transition of new products. Products may contain undetected or unresolved software or hardware errors when they are first introduced or as new versions are released. There can be no assurance that, despite extensive testing, software or hardware errors will not be found in new products or upgrades after commencement of commercial shipments of new or enhanced products. The inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect Ascend's results of operations, particularly on a quarterly basis.

  Competition. In the WAN and Internet access segments of the data networking
  -----------
market, the primary competitors of Ascend are Cisco Systems, Inc. ("Cisco"), Shiva Corporation ("Shiva"), Northern Telecom and 3Com Corporation ("3Com"). Cisco and 3Com have substantially greater financial, marketing and technical resources than Ascend. In the WAN and Internet backbone switching segments of the data networking market, the primary competitors of Ascend are Cisco, Newbridge Networks, Bay Networks, Fore Systems and General Datacom, some of which have substantially greater financial, marketing and technical resources than Ascend. In the remote LAN and Internet subscriber access segments of the data networking market, competition is widespread, although few companies have positioned their products specifically as digital bandwidth on demand network access systems. The primary competitors in these segments of the data networking market are Cisco, Shiva and 3Com. In the videoconferencing and multimedia access segments of the market, competitors include Teleos Communications (a subsidiary of Madge Networks, Inc. ("Madge")), Adtran and Promptus Communications (a subsidiary of GTI).

  Competitive factors in the access markets include core technology, breadth of product features, scalability of products, product quality and functionality, pricing, marketing and distribution resources, international certifications and technical service and customer support. Competitive factors in the market for switching products include breadth of network services supported, conformance to industry standards, price per port, performance, product features, network management capabilities, reliability and customer support. In addition, customers of wide area networking products are increasingly demanding integrated, end-to-end product portfolios from a single vendor.

  Ascend expects additional competition from existing competitors and from a number of companies that may enter Ascend's existing and future markets. Some of Ascend's current and potential competitors have substantially greater financial, marketing and technical resources than they do. Many of Ascend's current and potential competitors also have established relationships with Ascend's current and potential customers. Increased competition could result in price reductions, reduced profit margins and loss of market share, each of which would adversely affect Ascend's operating results. There can be no assurance that Ascend will be able to continue to compete successfully against current and future competitors as markets evolve and competition increases.

  Management of Growth. Ascend is currently experiencing rapid growth and
  --------------------
expansion, which has placed, and will continue to place, a significant strain on its administrative, operational and financial resources and increased demands on its systems and controls. This growth has resulted in a continuing increase in the level of responsibility for existing and new management personnel. Continued growth of Ascend would require Ascend to recruit and hire a substantial number of new engineering, technical support, sales, marketing and managerial personnel. Competition for such highly-qualified personnel is intense. There can be no assurance that Ascend will be successful at hiring or retaining these personnel. The ability of Ascend to manage its growth successfully will also require Ascend to continue to expand and improve its operational, management and financial systems and controls and to expand its manufacturing capacities. If management is unable to manage growth effectively, the business, results of operations and financial condition of Ascend could be materially and adversely affected.

  Reliance on Third Party Telecommunications Carriers, Value-Added Resellers
  --------------------------------------------------------------------------
and Distributors. Ascend's sales are to a significant degree, made through
----------------
telecommunications carriers, value-added resellers ("VARs") and distributors. Accordingly, Ascend will be dependent upon the continued viability and financial stability of these companies. While Ascend has contractual relationships with many telecommunications carriers, VARs and distributors, these agreements do not require the telecommunications carriers, VARs or distributors to purchase Ascend's products and can be terminated by the telecommunications carrier, VARs or distributor at any time. There can be no assurance that any of the telecommunications carriers, VARs and distributors will continue to market Ascend's or the combined company's products. The telecommunication carrier customers, to the extent they are resellers, VARs and distributors, generally offer products of several different companies, including products that are competitive with Ascend's products. Accordingly, there is a risk that these telecommunications carriers to the extent they are resellers, VARs and distributors may give higher priority to products of other suppliers, thus reducing their efforts to sell Ascend's products. Any special distribution arrangements and product pricing arrangements that Ascend may implement in one or more distribution channels for strategic purposes could adversely affect gross profit margins for its products.

  Dependence on Key Personnel. Ascend's success depends to a significant degree
  ---------------------------
upon the continuing contributions of its key management, sales, marketing and product development personnel. Ascend does not have employment contracts with its key personnel and does not maintain any key person life insurance policies. The loss of key management, sales, marketing or technical personnel could adversely affect Ascend. The future success of Ascend will depend in large part upon its ability to attract and retain highly-skilled engineering, managerial, sales and marketing personnel. Competition for such highly-qualified personnel is intense, and there can be no assurance that Ascend will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  Tariff and Regulatory Matters. Rates for telecommunications services are
  -----------------------------
governed by tariffs of licensed carriers that are subject to regulatory approval. Future changes in these tariffs could have a material adverse effect on Ascend's business. For example, should tariffs for public switched digital services increase in the future relative to tariffs for private leased services, the cost-effectiveness of Ascend's products would be reduced, and its business and results of operations could be adversely affected. In addition, Ascend's products must meet standards and receive certification for connection to the public telecommunications network prior to their sale. In the United States, Ascend's products must comply with Part 15(a) (industrial equipment), Part 15(b) (residential equipment) and Part 68 (analog lines) of the Federal Communications Commission's regulations. Ascend's products also must be certified by domestic telecommunications carriers. In countries outside the United States, Ascend's products are subject to a wide variety of governmental review and certification requirements. In addition, customers outside the United States typically require that Ascend's products receive certification from their country's primary telecommunications carriers. Any future inability to obtain on a timely basis or retain domestic certification or foreign regulatory approvals could have a material adverse effect on the business, financial condition and results of operations of Ascend.


  Dependence on Contract Manufacturers and Single-Source Suppliers. Ascend's
  ----------------------------------------------------------------
production operations consist primarily of materials planning and procurement, quality control and final assembly, burn-in and testing of certain products. Ascend relies on independent contractors to manufacture certain of its products or components and subassemblies used in its products to its specifications. Ascend is dependent upon single or limited source suppliers for a number of components and parts used in its products, including certain key microprocessors and integrated circuits. There can be no assurance that these independent contractors and suppliers will be able to meet Ascend's future requirements for manufactured products, components and subassemblies. Ascend generally purchases single or limited source components pursuant to purchase orders and have no guaranteed supply arrangements with these suppliers. In addition, the availability of many of these components to Ascend will be dependent in part on its ability to provide suppliers with accurate forecasts of its future requirements. Ascend believes that there are alternative suppliers or alternative components for all of the components contained in its products. However, any extended interruption in the supply of any of the key components currently obtained from a single or limited source or the time necessary to transition a replacement supplier's product or a replacement component into Ascend's products could disrupt Ascend's operations and have a material adverse effect on the operating results in any given period. Ascend purchases certain components from suppliers outside the United States; however, all such purchases are denominated in U.S. dollars and Ascend believes that all such components or alternate components are available from suppliers within the United States. Ascend may also be subject to increases in component costs, which could also have a material adverse effect on its operating results.

  Dependence on Proprietary Technology. The success and ability of Ascend to
  ------------------------------------
compete will depend in part upon its proprietary technologies and continued development and acquisition of additional proprietary technologies. Ascend relies on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect its proprietary technologies. Ascend currently holds several United States patents and a foreign patent and has patent applications pending. There can be no assurance that patents will be issued with respect to pending or future patent applications of Ascend or that Ascend's patents will be upheld as valid or will prevent the development of competitive products. In addition, Ascend has generally entered into confidentiality or license agreements with its employees, VARs, distributors, customers and potential customers and have limited access to their software, documentation and other proprietary information. There can be no assurance that the steps taken by Ascend to protect its proprietary rights will be adequate to prevent misappropriation of its technologies or that competitors will not independently develop technologies that are substantially equivalent or superior to its technology. In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. Ascend is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time, Ascend has received claims of infringement of other parties' proprietary rights. Although Ascend believes that all such claims received to date are immaterial, there can be no assurance that third parties will not assert infringement claims in the future with respect to current or future products of Ascend or that any such claims will not require Ascend to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

  International Sales. Ascend's international sales accounted for
  -------------------
approximately 34%, 48%, 29% and 20% of net sales in the first quarter ended March 31, 1997 and in the fiscal years ended 1996, 1995 and 1994, respectively. Cascade's international sales accounted for approximately 19%, 16% and 20% of its net sales in 1996, 1995 and 1994, respectively. International sales are expected to continue to account for a significant portion of Ascend's net sales in future periods. International sales are subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable and potentially adverse tax consequences. Ascend depends on third party resellers for a substantial portion of its international sales. Certain of these third party resellers also act as resellers for competitors of Ascend and could devote greater effort and resources to marketing competitive products. The loss of certain of these third party resellers could have a material adverse effect on the business and results of operations of Ascend. Although Ascend's sales are denominated in U.S. dollars, fluctuations in currency exchange rates could cause Ascend's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Furthermore, future international activity may result in foreign currency denominated sales, and, in such event, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in results of operations of Ascend. In addition, sales in Europe and certain other parts of the world typically are adversely affected in the third quarter of each calendar year as many customers and end-users reduce their business activities during the summer months. These seasonal factors may have an effect on the business, results of operations and financial condition of Ascend.


  Potential Issuance of Preferred Stock; Anti-Takeover Provisions. The Ascend
  ---------------------------------------------------------------
Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Ascend Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of the Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Ascend, thereby delaying, deferring or preventing a change in control of Ascend. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Ascend Common Stock, and as a result, the issuance of such stock could have a material adverse effect on the market value of the Ascend Common Stock. Ascend has no present plans to issue shares of Preferred Stock. Ascend may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change of control of Ascend. Certain of such measures may be adopted without any further vote or action by Ascend's stockholders. Ascend is also afforded the protections of
Section 203 of the DGCL, which could delay or prevent a change in control of Ascend, impede a merger, consolidation or other business combination involving Ascend or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of Ascend.

  Volatility of Stock Price. Ascend's Common Stock has experienced significant
  -------------------------
price volatility, and such volatility may occur in the future, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of Ascend or of other companies in the networking industry, announcements by Ascend or its competitors regarding new product introductions or other developments affecting Ascend, or changes in financial estimates by public market analysts. In addition, the market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies' stocks and that have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Ascend's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the operating results and financial condition of Ascend.

                              SELLING STOCKHOLDERS

     The Selling Stockholders hold Shares which were issued by the Company in the StonyBrook Merger or upon exercise of Options assumed by the Company pursuant to the StonyBrook Merger. The Options were originally granted by StonyBrook pursuant to StonyBrook's 1992 Stock Option Plan.

     The table below lists the Selling Stockholders, the number of shares of Ascend Common Stock which each owned as of July 31, 1997, the number of Shares subject to sale pursuant to this Registration Statement, and the number of the shares of Ascend Common Stock which each would own assuming that such number of Shares were offered and assuming the sale of all such Shares.

                                                                              Shares Owned
                               Shares Owned             Shares To            After Offering
Selling Stockholder(1)        Before Offering          Be Offered              Such Shares
---------------------         ---------------       ----------------        ----------------
Ravi Gulati                       193,660                  193,660                    0
Ken Packert                        32,277                   32,277                    0
Kevin Koenig                       32,277                   32,277                    0
Wei Shu                             4,842                    4,842                    0
Scott Shulman                       1,936                    1,936                    0
Donna Hammel                          807                      807                    0
Jennifer Guerin                       807                      807                    0
Larry Hackett                         807                      807                    0
Neophytos Christodoulides             807                      807                    0
Michael Koenig                        807                      807                    0
Ashok K. Gupta                        162                      162                    0
Santhosh Kumar                        194                      194                    0
Robert Murray                       1,614                    1,614                    0
Hari Narayanan                        113                      113                    0
Sridher Gopalakrishnan                113                      113                    0
Peter Eicher                          202                      202                    0
Madan Kumar                           162                      162                    0

                                                                             Shares Owned
                               Shares Owned            Shares To            After Offering
Selling Stockholder(1)        Before Offering          Be Offered             Such Shares
---------------------         ---------------       ----------------        ----------------
Janet Gulati                      16,138                 16,138                   0
Sheila Gulati                     16,138                 16,138                   0
Nicole Gulati                     16,138                 16,138                   0
   Totals                        320,001                320,001                   0

----------------------

1 The persons named in the table have sole voting and investment power with respect to all shares of Ascend Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.


     In connection with the filing of this Registration Statement and a Registration Statement on Form S-3 which was filed by the Company on February 13, 1997 (the "Prior Registration Statement"), Ravi Gulati has entered into a Registration and Stock Trading Agreement with the Company, a copy of which is filed as Exhibit 4.1 to the Prior Registration Statement. The Registration and Stock Trading Agreement provides that Mr. Gulati may sell or otherwise dispose of the shares of Ascend Common Stock registered pursuant to this Agreement, subject to the following restrictions:

          (i) Mr. Gulati shall not offer, sell, exchange, pledge, transfer or otherwise dispose of or engage in any sale equivalent transaction with respect to, any of the shares of Ascend Common Stock issued or issuable in the Merger unless at such time such transaction shall be permitted pursuant to the provisions of SEC Rule 145 under the Securities Act (including any applicable limitations on the amount of Ascend Common Stock to be sold as set forth in Rule 145(d)(1) and the provisions of Rule 144 referred to therein), or he shall have furnished to Ascend an opinion of counsel, satisfactory to Ascend, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, exchange, pledge, transfer or other disposition or transaction, or a Registration Statement under the Securities Act covering the proposed offer, sale, exchange, pledge, transfer or other disposition or sale equivalent transaction shall be effective under the Securities Act;

          (ii) Mr. Gulati shall not offer or sell any of the shares of Ascend Common Stock issued or issuable to him in the Merger except during such periods as directors, officers and affiliates of Ascend are permitted to purchase and sell Ascend Common Stock pursuant to the insider trading policies of Ascend (the "Window Periods"); and
                                              --------------

          (iii) during the effective period of the Registration Statement, Mr. Gulati shall (A) offer for sale under the Registration Statement only those shares of Ascend Common Stock which were issued to him pursuant to the Merger Agreement and are registered under the Registration Statement;
     (B) sell such shares in accordance with and subject to the terms, conditions and covenants set forth in the Registration and Stock Trading Agreement and in the Registration Statement; (C) to the extent required by applicable law, cause to be furnished to any purchaser of such shares, and to the broker-dealer, if any, through whom such shares may be offered, a copy of the final prospectus contained in the Registration Statement, as supplemented or amended through the date of the sale (the "Prospectus");
                                                                ----------
     (D) not engage in any stabilization activity in connection with any Ascend securities other than as permitted under the Exchange Act; and (E) not bid for or purchase any securities of Ascend or any rights to acquire Ascend securities, or attempt to induce any person to purchase any Ascend securities (except for Mr. Gulati's shares of Ascend Common Stock to be sold to such person by means of the Prospectus) or any rights to acquire Ascend securities other than as permitted under the Exchange Act.


The foregoing restrictions set forth in subparagraph (ii) above shall cease without further action by Mr. Gulati or the Company upon and in the event of the death of Mr. Gulati and the Company shall amend the Registration Statement to the extent (if any) necessary to permit Mr. Gulati's estate, personal representative(s), devisees and heirs, as the case may be to resell Mr. Gulati's remaining shares pursuant to the Registration Statement.

     In addition, each Selling Stockholder (other than Mr. Gulati) has entered into a Registration and Option Stock Trading Agreement with the Company, the form of which is filed as Exhibit 4.2 to the Prior Registration Statement. Pursuant to the Registration and Option Stock Trading Agreements, each such Selling Stockholder has agreed not to sell, transfer, pledge, or otherwise dispose of, or reduce such Selling Stockholder's interest in or risk relating to, any shares of Ascend Common Stock issued to such Selling Stockholder pursuant to the Merger or upon exercise of any Assumed Options until after such time as the Company has published (within the meaning of SEC Accounting Series Release No. 135, as amended) financial results covering at least 30 days of combined operations of the Company and StonyBrook. From and after the publication of such results, such Selling Stockholder may sell or otherwise dispose of the shares of Ascend Common Stock registered pursuant to this Agreement, subject to the following restrictions:

          (i) such Selling Stockholder shall not offer, sell, exchange, pledge, transfer or otherwise dispose of or engage in any sale equivalent transaction with respect to, any of the shares of Ascend Common Stock issued or issuable upon exercise of such Selling Stockholder's assumed options unless at such time such transaction shall be permitted pursuant to the provisions of SEC Rule 145 under the

     Securities Act (including any applicable limitations on the amount of Ascend Common Stock to be sold as set forth in Rule 145(d)(1) and the provisions of Rule 144 referred to therein), or such Selling Stockholder shall have furnished to Ascend an opinion of counsel, satisfactory to Ascend, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, exchange, pledge, transfer or other disposition or Sale Equivalent Transaction, or a Registration Statement under the Securities Act covering the proposed offer, sale, exchange, pledge, transfer or other disposition or Sale Equivalent Transaction shall be effective under the Securities Act;

          (ii) such Selling Stockholder shall not offer or sell any of the shares of Ascend Common Stock issued or issuable upon exercise of such Selling Stockholder's Assumed Options except during Window Periods; and
                                                         --------------

          (iii) during the effective period of the Registration Statement, such Selling Stockholder shall (A) offer for sale under the Registration Statement only those shares of Ascend Common Stock which were issued to such Selling Stockholder upon exercise of the Assumed Options and are registered under the Registration Statement; (B) sell such shares in accordance with and subject to the terms, conditions and covenants set forth in this Registration and Stock Trading Agreement and in the Registration Statement; (C) to the extent required by applicable law, cause to be furnished to any purchaser of such shares, and to the broker-dealer, if any, through whom such shares may be offered, a copy of the Prospectus;
     (D) not engage in any stabilization activity in connection with any Ascend securities other than as permitted under the Exchange Act; and (E) not bid for or purchase any securities of Ascend or any rights to acquire Ascend securities, or attempt to induce any person to purchase any Ascend securities (except for such Selling Stockholder's shares of Ascend Common Stock to be sold to such person by means of the Prospectus) or any rights to acquire Ascend securities other than as permitted under the Exchange Act.

The foregoing restrictions set forth in subparagraph (ii) above shall cease without further action by such Selling Stockholder or the Company upon and in the event of the death of such Selling Stockholder and the Company shall amend the Registration Statement to the extent (if any) necessary to permit such Selling Stockholder's estate, personal representative(s), devisees and heirs, as the case may be to resell such Selling Stockholder's remaining shares pursuant to this Registration Statement.

     The foregoing is a brief summary of certain provisions of the Registration and Stock Trading Agreement, a copy of which is filed as Exhibit 4.1 to the Prior Registration Statement and incorporated herein by reference, and the Registration and the Option Stock Trading Agreements, the form of which is filed as Exhibit 4.2 to the Prior Registration Statement and incorporated herein by reference. The foregoing summary is qualified in all respects by reference to the full text of each agreement. In case of any conflict between the foregoing summary and the applicable agreement, the applicable agreement will control.

                             PLAN OF DISTRIBUTION

     Any or all of the Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom they may act as agents. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may from time to time enter into hedging transactions with respect to the Shares.

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or the Company, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Shares offered hereby.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of nine business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     The Company has agreed to indemnify in certain circumstances the Selling Stockholders and the broker-dealers who may be deemed to be underwriters (if any) of the securities covered by the Registration Statement against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed to use its best efforts to keep the Registration Statement, of which this Prospectus constitutes a part, effective until the earlier of (i) December 27, 1998, (ii) the date on which the Selling Stockholders can sell all the Shares pursuant to Rule 144 of the Security Act, or (iii) when all of the Shares have been resold pursuant to Rule 144 or an effective registration statement.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                                 LEGAL MATTERS

     The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Ascend Communications, Inc. for the year ended December 31, 1996 appearing in Ascend Communications Inc.'s Registration Statement (Form S-4, No. 333-25287) has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Cascade Communications Corp. as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996 incorporated by reference in this prospectus have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

===============================================================================
NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Risk Factors...............................................................   3
Selling Stockholders.......................................................  11
Plan of Distribution.......................................................  15
Use of Proceeds............................................................  15
Legal Matters..............................................................  15
Experts....................................................................  15

===============================================================================

===============================================================================

                                320,001 SHARES

                          ASCEND COMMUNICATIONS, INC.


                                 COMMON STOCK



                          ---------------------------

                                  PROSPECTUS

                          ---------------------------


                               August __, 1997


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                         To be Paid
                                                            By The
                                                         Registrant
                                                         ----------
SEC Registration Fee.....................................  $ 4,643
Nasdaq listing fee.......................................    6,400
Accounting fees and expenses.............................    5,000
Printing.................................................    5,000
Transfer agent and registrar fees and
 expenses................................................   10,000
Legal fees and expenses..................................   10,000
Miscellaneous expenses...................................    3,957
   Total.................................................  $45,000
                                                           =======

     The Company will pay all expenses of registration, issuance and distribution of the shares being sold by the Selling Stockholders, excluding fees and expenses of counsel to the Selling Stockholders and any underwriting commissions and discounts, filing fees and transfer or other taxes, which shall be borne by the Selling Stockholders.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Delaware Law") permits identification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors, officers, employees, and agents to the full extent permitted by Delaware Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Company entered into separate indemnification agreements with its directors and officers which would require the Company, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms.

     These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification is being sought.

ITEM 16.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:


Exhibit
Number     Exhibit Title
-------    -------------

  4.1(1) Registration and Stock Trading Agreement dated as of February 7, 1997 by and between Ascend Communications, Inc. and Ravi Gulati.

  4.2(1) Form of Registration and Stock Trading Agreement dated as of February 7, 1997 by and between Ascend Communications, Inc. and the Selling Stockholders other than Mr. Ravi Gulati.

  5.1      Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.

 23.1      Consent of Ernst & Young LLP, Independent Auditors.

 23.2      Consent of Independent Accountants

 23.3 Consent of Gray Cary Ware & Freidenrich, A Professional Corporation (included in Exhibit 5.1).

 24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).
-----------------
(1) Previously filed as an exhibit to the Company's Registration Statement No. 333-21751 as filed on February 13, 1997.

ITEM 17.  UNDERTAKINGS.

 A.  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided,
                                                                   --------
however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the
-------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     E.  The undersigned Registrant hereby undertakes that:

         (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on the 4th day of August, 1997.

                                   ASCEND COMMUNICATIONS, INC.


                                   By: /s/ Robert K. Dahl
                                      -----------------------
                                          ROBERT K. DAHL
                                      Vice President Finance and
                                        Chief Financial Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mory Ejabat and Robert K. Dahl, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                         TITLE                     DATE
          ---------                         -----                     ----
/s/ Mory Ejabat                 President, Chief Executive       August 4, 1997
-----------------------------   Officer and Director
        (Mory Ejabat)           (Principal Executive Officer)


/s/ Robert K. Dahl              Vice President Finance,          August 4, 1997
-----------------------------   Chief Financial Officer and
       (Robert K. Dahl)         Director (Principal
                                Financial Officer)


/s/ Michael J. Johnson          Controller and Chief             August 4, 1997
-----------------------------   Accounting Officer
    (Michael J. Johnson)        (Principal Accounting
                                Officer)


/s/ Betsy S. Atkins             Director                         August 4, 1997
-----------------------------
      (Betsy S. Atkins)


/s/ Roger L. Evans              Director                         August 4, 1997
-----------------------------
      (Roger L. Evans)


/s/ C. Richard Kramlich         Director                         August 4, 1997
-----------------------------
    (C. Richard Kramlich)


/s/ James P. Lally              Director                         August 4, 1997
-----------------------------
      (James P. Lally)


/s/ Martin Schoffstall          Director                         August 4, 1997
-----------------------------
   (Martin Schoffstall)


                                Director                         August  __, 1997
-----------------------------
     (Daniel E. Smith)


                                Director                         August __, 1997
-----------------------------
    (Gururaj Deshpande)


                                Director                         August __, 1997
-----------------------------
     (Paul J. Ferri)


                               INDEX TO EXHIBITS

Exhibit No.                                                                        Page No.
----------                                                                         -------
4.1(1)  Registration and Stock Trading Agreement dated as of February 7, 1997 by and between Ascend Communications, Inc. and Ravi Gulati.

4.2(1)  Form of Registration and Stock Trading Agreement dated as of
        February 7, 1997 by and between Ascend Communications, Inc. and the
        Selling Stockholders other than Mr. Ravi Gulati.

5.1     Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.

23.1    Consent of Ernst & Young LLP, independent auditors.

23.2    Consent of Independent Accountants

23.3    Consent of Gray Cary Ware & Freidenrich, A Professional Corporation
        (included in Exhibit 5.1).

24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

-------------
(1) Previously filed as an exhibit to the Company's Registration Statement No. 333-21751 as filed on February 13, 1997.